Exhibit 10.1

SUMMARY OF FISCAL 2020 EXECUTIVE SHORT TERM INCENTIVE PLAN AND FISCAL 2020 EXECUTIVE LONG TERM INCENTIVE PLAN

Fiscal 2020 Executive Short Term Incentive Plan

Under the Fiscal 2020 Executive Short Term Incentive Plan (the “Executive Short Term Incentive Plan”), the Company’s key executives, including the named executive officers, can earn annual incentive cash compensation, based upon the Company’s achievement of specified results with respect to corporate revenue and operating income targets for Fiscal 2020 and the achievement of individual performance objectives.

The targets and weightings relevant to the cash incentive determination for Fiscal 2020 under the Executive Short Term Incentive Plan will be as follows:

Fiscal 2020 Financial Targets	Weighting
Company Revenue	50%
Company Operating Income Before Incentive Compensation	50%

The Company’s Operating Income Before Incentive Compensation must be at least 75% of the target level under the Company’s Fiscal 2020 Operating Budget for any incentive cash compensation payout to be made under the Executive Short Term Incentive Plan.

The financial targets include progressive threshold (90% of target for Company Revenue and 75% of target for Company Operating Income Before Incentive Compensation), target and maximum (110% of target for Company Revenue and 150% of target for Company Operating Income Before Incentive Compensation) incentive objectives. The Management Development, Compensation and Stock Option Committee (“Committee”) may adjust the calculation of the Company Revenue target and the Company Operating Income Before Incentive Compensation target to account for unforeseen, unanticipated, unusual and/or non-ordinary course events and issues.

If the threshold objectives are met, participants will receive a cash incentive payment under the Executive Short Term Incentive Plan with the specific amount that such participant receives equal to their predetermined participation levels, which is a percentage of base salary of each participant (55% for our President and Chief Executive Officer and 35% for the other officers), multiplied by the Percentage of the Bonus Target Earned, subject to adjustment to reflect achievement of individual performance goals as set forth below.

The Percentage of the Bonus Target Earned is calculated as follows: (i) Percentage of Company Revenue Bonus Target Earned multiplied by 0.40, plus (ii) Percentage of Company Operating Income Before Incentive Compensation Bonus Target Earned multiplied by 0.40, plus (iii) Percentage of Company Revenue Bonus Target Earned multiplied by the Individual Performance Objectives Earned Factor (between 0 and 0.10), plus (iv) Percentage of Company Operating Income Before Incentive Compensation Bonus Target Earned multiplied by the Individual Performance Objectives Factor (between 0 and 0.10).

The Percentage of Company Revenue Bonus Target earned and Percentage of Company Operating Income Before Incentive Compensation Bonus Target Earned will be determined as follows:

	Company Revenue (50% Weighting)		Company Operating Income (50% Weighting)
	Performance Level	% of Bonus Target Earned	Performance Level	% of Bonus Target Earned
Threshold	90%	50%	75%	75%
Target	100%	100%	100%	100%
Maximum	110%	150%	150%	200%

For performance between the performance levels, the percentage will be determined based upon interpolation between the performance levels.

The Committee will establish individual performance objectives for each of the participants. The Committee will determine the percentage of actual achievement of those individual performance goals (between 0 and 100%). The Individual Performance Objectives Factor will be determined by multiplying 0.10 by the percentage of the individual performance goals achieved by the participant.

After completion of fiscal 2020, the Committee, in its discretion, will determine the extent to which the financial targets have been achieved, each participant’s individual performance level of achievement as compared to their individual performance objectives and the actual cash amounts to be paid under the Executive Short Term Incentive Plan to each participant in the plan.

The Committee reserves the right, in its sole and absolute discretion, to change the eligibility for participation under the Executive Short Term Incentive Plan, to revise, eliminate or otherwise modify the performance targets or the manner in which the performance targets are calculated, to modify any predetermined participation level, to revise individual performance objectives or otherwise to increase, decrease or eliminate any incentive payouts to any participant under the Executive Short Term Incentive Plan, regardless of the level of performance targets that have been achieved. Except to the extent otherwise provided by separate agreement, participants must be employed by the Company at the date of the payment in fiscal 2021, which is expected to be by September 15, 2020.

Participants under the Executive Short Term Incentive Plan must be employed on or before December 31, 2019 in order to be eligible. Those hired between July 1, 2019 and December 31, 2019 will receive a pro rata portion of their bonus.

Fiscal 2020 Executive Long Term Incentive Plan

Under the Fiscal 2020 Executive Long Term Incentive Plan (the “Executive Long Term Incentive Plan”), the Company’s key executives, including the named executive officers, can earn performance share award units under the 2004 Stock Incentive Plan.

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The performance share award units will be granted on October 1, 2019. The specific target number of performance share award units that each participant receives will be determined by dividing an award amount denominated in dollars by the closing price of the Company’s Common Stock on the Nasdaq Stock Market’s Global Market on the date the performance share award units are awarded. The award amount is equal to a predetermined percentage of the participant’s base salary (20% for our President and Chief Executive Officer and 15% for the other executive officers).

Subject to the Company’s achievement of specified results with respect to corporate revenue and operating income targets for plan years 2020, 2021 and 2022 (the “Performance Measures”), performance share award units vest 33-1/3% based upon the achievement of Performance Measures for plan year 2020, 33-1/3% based upon the achievement of Performance Measures for plan year 2021 and 33-1/3% based upon the achievement of Performance Measures for plan year 2022, provided the participant remains employed with the Company on each of the relevant vesting dates. Plan year 2020 is from July 1, 2019 to June 30, 2020, plan year 2021 is from July 1, 2020 to June 30, 2021 and plan year 2022 is from July 1, 2021 to June 30, 2022. The Performance Measures are set at the date of grant based upon the Company’s 3 Year Long Range Plan. The weightings of the Performance Measures for determining the number of performance share award units that will vest for each participant in plan years 2020, 2021 and 2022 will be as follows:

Performance Measure	Weighting
Company Revenue	50%
Company Operating Income Before Incentive Compensation	50%

The financial targets included in the Performance Measures include progressive threshold (90% of target for Company Revenue and 75% of target for Company Operating Income Before Incentive Compensation), target and maximum (110% of target for Company Revenue and 150% of target for Company Operating Income Before Incentive Compensation) performance level incentive objectives. The Committee may adjust the calculation of the Company Revenue target and the Company Operating Income Before Incentive Compensation target to account for unforeseen, unanticipated, unusual and/or non-ordinary course events and issues.

Performance share award units will vest under the Executive Long Term Incentive Plan only if Company Operating Income Before Incentive Compensation for the plan year equals or exceeds 75% of the target performance level. The number of performance share award units that will vest each plan year will equal the number of performance share awards units granted for that year (33-1/3% of the total units granted) multiplied by the Percentage of the Award Goal Earned. The Percentage of the Award Goal Earned is calculated as follows: (i) Percentage of Company Revenue Award Goal Earned multiplied by 0.50 plus (ii) Percentage of Company Operating Income Before Incentive Compensation Goal Earned multiplied by 0.50. The Percentage of Company Revenue Award Goal Earned and Percentage of Company Operating Income Before Incentive Compensation Award Goal Earned will be determined as follows:

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	Company Revenue (50% Weighting)		Company Operating Income (50% Weighting)
	Performance Level	% of Bonus Target Earned	Performance Level	% of Bonus Target Earned
Threshold	90%	50%	75%	75%
Target	100%	100%	100%	100%
Maximum	110%	150%	150%	200%

For performance between the performance levels, the percentage will be determined based upon interpolation between the performance levels. Participants earn a cool incentive in excess of the maximum levels specified above.

By October 1 of the year following completion of each plan year, the Committee will determine the extent to which the Performance Measures for that year have been achieved and the actual number of performance share award units vesting in that year.

The performance share award units will become fully vested at the target level in the event a successor corporation refuses to assume the performance share award units or the participant’s employment is terminated without Cause (as defined in the award agreement) (or, in the case of the President and Chief Executive Officer, the executive officers and certain other executives, if they terminate for Good Reason (as defined in the award agreement)) in connection with or within three years following a Change in Control of the Company (as defined in the award agreement). In the event a successor corporation assumes the performance share award units, the unvested portions of the performance share award units shall vest at the time and in the amount they would have vested at if the Performance Measures had been achieved at the target level for those years.

Participants under the Executive Long Term Incentive Plan must be employed on or before December 31, 2019 in order to be eligible. Those hired between July 1, 2019 and December 31, 2019 will receive a pro rata portion of their equity award.

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